Exhibit d(4)

CONFIDENTIAL

Jive Software, Inc.

325 Lytton Avenue, Suite 200

Palo Alto, CA 94301

January 11, 2017

CONFIDENTIAL

Aurea Software, Inc.

401 Congress Ave.

Suite 2650

Austin, TX 78701

Ladies and Gentlemen:

1. In connection with the consideration by Jive Software, Inc. (together with its subsidiaries, “Company”) and Aurea Software, Inc. (together with its subsidiaries and other Affiliates (as defined below), “Counterparty”) of a possible negotiated strategic transaction between Company and Counterparty (any such transaction, a “Potential Transaction”), each party is prepared to furnish to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”) certain confidential and proprietary information to permit the other party to evaluate the merits of, and negotiate and consummate, a Potential Transaction (the “Permitted Purpose”). In consideration of, and as a condition to, confidential information being provided to the Receiving Party, the Receiving Party agrees to hold all confidential information that is provided or made available hereunder in accordance with the provisions of this letter agreement (this “Agreement”) and to take or abstain from taking certain other actions specified in this Agreement.

2. As used in this Agreement, the term “Evaluation Material” means all information, whether oral, written, graphic, photographic, electronic or otherwise (including, without limitation, any information furnished prior to the execution of this Agreement), furnished to the Receiving Party or its directors, officers, employees, accountants, financial advisors, consultants and legal counsel (collectively, as to any party, “Representatives,” it being expressly understood that any Person (as defined below) who is a potential source of or may provide equity, debt or any other type of financing for a Potential Transaction will not be a Representative of a party unless agreed in writing by Company) by the Disclosing Party or its Representatives, and all notes, reports, analyses, compilations, valuations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronic or otherwise) containing, reflecting or based upon, in whole or in part, any such information or reflecting such party’s review or view of, or interest in, the Disclosing Party, a Potential Transaction or the Evaluation Material.

3. As used in this Agreement, the term “Evaluation Material” does not include information that Counterparty demonstrates (a) is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement; (b) is or has become available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party prohibiting such disclosure; or (c) was independently developed by the Receiving Party or its Representatives by Persons who developed such information without reference to the Evaluation Material.

4. As used in this Agreement, the term “Affiliate” means any other Person (as defined below) that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person, which control relationship may arise through ownership of securities, by management agreement or other contract, through a general partner, limited partner or trustee relationship, or otherwise. As used in this

Agreement, the term “Person” will be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory agency or body, or other entity, group or individual.

5. Except to the extent expressly permitted by paragraph 8, the Receiving Party and its Representatives will (a) keep the Evaluation Material confidential; (b) not, without the prior written consent of the Disclosing Party, disclose any Evaluation Material, in whole or in part; and (c) not transmit any Evaluation Material to any Person other than those Representatives of the Receiving Party who need to know such information for the Permitted Purpose and are informed by the Receiving Party of the confidential nature of such Evaluation Material and agree to be bound by the terms of this Agreement as if they were the Receiving Party under this Agreement. The Receiving Party and its Representatives will not use Evaluation Material, directly or indirectly, for any purpose other than the Permitted Purpose. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and to prevent its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. In addition to any remedies that any party may have against the other party’s Representatives for breaches or threatened breaches of this Agreement, each party will be responsible for any actions or omissions by its Representatives that would be a breach of this Agreement if those Representatives were the Receiving Party under this Agreement.

6. Notwithstanding anything to the contrary in this Agreement, with respect to any Evaluation Material that the Disclosing Party identifies in writing in its sole discretion as unusually sensitive due to commercial, legal or other factors but that it nonetheless determines to make available to the Receiving Party, the Receiving Party agrees that it will agree upon a limited number of specific individuals, to be approved in advance by the Disclosing Party, to receive such Evaluation Material, and such Evaluation Material will not be disclosed to any other Person, including any other Representatives of the Receiving Party.

7. Except to the extent expressly permitted by paragraph 8, no party or its Representatives will disclose to any Person (other than such party’s Representatives) any information regarding a Potential Transaction, including, without limitation, (a) the fact that discussions or negotiations are taking place concerning a Potential Transaction, including, without limitation, the status thereof or the termination of discussions or negotiations; (b) any of the terms, conditions or other facts with respect to a Potential Transaction or of the other party’s consideration of a Potential Transaction; (c) that this Agreement exists or the terms of this Agreement; (d) that Evaluation Material has been made available to such party or its Representatives or that such party or its Representatives have reviewed any Evaluation Material or attended any meetings with the other party or its Representatives or conducted any other form of due diligence; or (e) any opinion or view with respect to the Evaluation Material.

8. Notwithstanding anything to the contrary in this Agreement, in the event that the Receiving Party or any of its Representatives is required by (a) applicable law, rule or regulation (including the rules and regulations of any stock exchange on which the Receiving Party’s securities are listed); (b) the terms of a valid and effective subpoena, interrogatory, civil investigative demand or similar legal process; or (c) an order of a court, government or governmental agency or authority (but excluding, in each case, any such requirement directly triggered by the taking of any discretionary action by the Receiving Party or its Representatives) to disclose any Evaluation Material or any of the facts or information referred to in paragraph 7, then the Receiving Party agrees to, and will cause its Representatives to, (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult, to the extent practicable and legally permissible, with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such requirement; and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material or other information that, in the good faith judgment of the Receiving Party or its Representative, the Receiving Party or its Representative is legally required to disclose. Notwithstanding anything to the contrary in this Agreement, either party or any of its Representatives may disclose Evaluation Material to the extent necessary to defend any litigation claim or cause of action brought against such party or any of its Representatives by the other party relating to a Potential Transaction, it being understood that such party will use its reasonable best efforts to preserve the confidentiality of the Evaluation Material being disclosed or otherwise made available.

9. It is understood that, without the prior written consent of Company, Counterparty will not, directly or indirectly, (a) contact any third party who may provide equity, debt or any other type of financing for a Potential Transaction to discuss a Potential Transaction in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Evaluation Material or any of the facts or other matters referenced in paragraph 7 to any such third party; or (b) contact or communicate with any third party (including, without limitation, any stockholder of Company) in any way regarding any Evaluation Material or any of the facts or other matters referenced in paragraph 7.

10. Each party agrees that, except for the matters specifically agreed to herein, unless and until a definitive agreement regarding a Potential Transaction has been executed, neither party nor its Representatives will be under any legal obligation to the other party or its Representatives with respect to a Potential Transaction by virtue of this Agreement or otherwise. The Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party to, and its review of, Evaluation Material. Upon such termination of access, the Receiving Party will promptly return all Evaluation Material provided to it by the Disclosing Party and return or destroy (with such destruction certified in writing, if requested, to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction) all other Evaluation Material (including, without limitation, all portions of other written material containing or reflecting, or derived from, any information in the Evaluation Material (whether prepared by the Receiving Party or its Representatives)), without retaining any copy thereof, except that one copy of the Evaluation Material may be retained solely in the files of the Receiving Party’s outside legal counsel for compliance purposes or for the purposes of defending or maintaining any litigation relating to this Agreement. Notwithstanding the foregoing, the Receiving Party and its Representatives will not be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to standard electronic backup and archival procedures if (a) personnel whose functions are not primarily information technology in nature do not have access to such retained copies; and (b) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery). No such termination or return or destruction of any Evaluation Material will affect the obligations of either party under this Agreement, all of which obligations will continue in effect in accordance with the terms of this Agreement.

11. Each party hereby acknowledges that it is, and that its Representatives who are informed as to the matters that are the subject of this Agreement will be made, aware that the United States securities laws would prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Each party hereby agrees that it will not use or permit any third party to use, and that it will use its reasonable best efforts to assure that none of its Representatives will use or permit any third party to use, any Evaluation Material or any of the facts or matters referred to in paragraph 7 in contravention of the United States securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable securities laws, including any rules and regulations promulgated thereunder.

12. With respect to all information (including Evaluation Material) furnished to the Receiving Party or its Representatives, the Receiving Party understands and agrees that (a) none of the Disclosing Party or its Representatives makes, and none of the Receiving Party or its Representatives is relying on, any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise; and (b) the Disclosing Party and its Representatives will not have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against such Persons, with respect to or arising out of the Potential Transaction, the Evaluation Material or for any errors therein or omissions therefrom. Only those representations and warranties that may be made in a definitive written agreement with respect to a Potential Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified therein, will have any legal effect, and each party agrees that, if the parties determine to engage in a Potential Transaction, such determination will be based solely on the terms of such written agreement and on such party’s own investigation, analysis, and assessment of the business to be involved in any Potential Transaction. Nothing contained in this Agreement nor the conveying of Evaluation Material hereunder will be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Evaluation Material disclosed under this Agreement regardless of the circumstances.

13. Each party agrees to submit or direct all communications, requests for additional information, requests for facility tours, management meetings or discussions, or other questions relating to (a) Counterparty exclusively to the individuals designated on Exhibit A; and (b) Company exclusively to the individuals designated on Exhibit B. Neither party will contact any customer, supplier or employee of the other party concerning a Potential Transaction or any Evaluation Material without the prior written consent of the other party.

14. Counterparty represents and warrants that its entry into this Agreement shall not require Counterparty to make or amend any filings under Section 13 of the Exchange Act, nor shall any such filing or amendment be voluntarily made.

15. This Agreement may be modified only by a separate writing signed by the parties that expressly modifies the applicable provision. The terms of this Agreement may be waived only by a separate writing signed by the party or parties to be bound thereby. It is understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.

16. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

17. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the courts of the United States of America located in the District of Delaware (and their respective appellate courts) (the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chosen Courts). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18. Each party acknowledges that (a) the other party would be irreparably injured by a breach of this Agreement by such party or its Representatives; and (b) monetary remedies would be inadequate to protect the non-breaching party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party agrees to (i) the granting of equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages in the event of the actual or threatened breach of this Agreement; and (ii) waive, and use reasonable best efforts to cause its Representative to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by either party or its Representatives, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

19. If any term or provision of this Agreement, or any application thereof to any circumstances, is, to any extent and for any reason, held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby and will be construed as if such invalid or unenforceable provision had to such extent never been contained herein and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

20. This Agreement will inure to the benefit of and be binding upon each of Company and Counterparty and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment without the consent of the non-assigning party will be void.

21. This Agreement may be signed in one or more counterparts (including by fax or .pdf) which, when taken together, will constitute one and the same instrument.

[Signature page follows.]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement, whereupon it will become binding.

Very truly yours,

JIVE SOFTWARE, INC.

By:	/s/ Brian LeBlanc
Name: Bryan LeBlanc Title: Chief Financial Officer

Confirmed and agreed to as of

the date first written above:

AUREA SOFTWARE, INC.

By:	/s/ Andrew S. Price
Name: Andrew S. Price Title: Chief Financial Officer